Exhibit 99.02

SILICON IMAGE
Moderator: Bob Gargus
07-20-04/4:00 p.m. CT
Confirmation # 796971

SILICON IMAGE

Moderator: Bob Gargus

July 20, 2004

4:00 p.m. CT

Operator:  Good day, everyone, and welcome to today’s Silicon Image second quarter 2004 earnings release teleconference.  Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Bob Gargus.  Please go ahead, sir.

Bob Gargus:  Good afternoon and welcome to the Silicon Image second quarter earnings teleconference.  I am Bob Gargus, Silicon Image’s Chief Financial Officer.  Here with me today is David Lee, Chief Executive Officer, and Founder of Silicon Image.

During the call today, we will make comments regarding the future performance of the company.  These include comments concerning our expected operating results, product introductions, production ramps, and standards setting and adoption.  We may also make comments regarding events that could potentially impact the company’s future.

Many factors taken individually or in combination could affect future business positions and company results so that actual results may materially differ from what is described in these forward-looking comments.  I encourage you to familiarize yourself with our most recent 10-K as filed on March 15th, 2004, for the period ended December 31st, 2003, and our first quarter 10-Q report filed on May 10th, 2004, for the period ended March 31st, 2004.  These reports describe relevant risk factors that could affect future outcomes.

In addition, during the call today we might highlight other factors that could impact any projection or other forward-looking statement.  Unless otherwise stated, all amounts, results, and projections being discussed today are on a pro forma basis, which excludes stock compensation expense, patent defense costs, acquisition integration costs, restructuring costs, impairment costs, amortization of goodwill and intangible assets, in process R&D expenses, gain on derivative securities, and gains on escrow settlements.

Reconciliation of pro forma amounts to GAAP amounts may be found in our second quarter earnings release available at www.siliconimage.com.

Just before I turn the call over to David Lee, our Chief Executive Officer, I want to point out that we have several analysts covering the stock, so the models have some variability.  When we say street estimates, we mean the consensus of the analyst’s models, and not necessarily what the guidance was.

With that, let me turn the call over to David.

David Lee:  Thank you, Bob, and thank you all for joining us.  On June 24th, we pre-announced guidance for the second quarter of 2004 stating that we expected revenue growth of 16 to 20 percent, versus earlier targets of 8 to 13 percent.  I’m pleased to report that our revenues increased 21 percent, achieving both record revenues and record pro forma net income.

I’ll now review the key highlights of the quarter.  First, we achieved revenues of $43.4 million and pro forma net income of $8.4 million, or 10 cents per share for the quarter.  Pro forma profits reached 19.3 percent of revenue for the second quarter.  Second, we booked record orders for the quarter, and increased our cash and short-term investment position by $16.4 million.

Third, our PC business expands the fourth straight quarter of growth, growing eight percent quarter-over-quarter.  Our storage business declined by 17 percent sequentially, and the consumer electronics portion of our business had outstanding growth, growing 73 percent sequentially.

Fourth, HDMI adoption continues to grow at a rapid pace with 25 adopters added in Q2, bringing the total number of licensees to 113.  HDMI based products are being widely accepted in the marketplace, and are now available in both top tier specialty and national consumer electronics retail stores throughout North America.

And finally I’m pleased to say that we have significantly expanded our operations in Japan, Korea, and Taiwan to better serve our rapidly growing customer base.

I’ll now provide a more detailed review of the highlights by business sector.  First PC displays.  According to Display Search’s, Q1 2004 display electronics reports, host side DVI adoption has reached 37 percent, a clear indication that digital adoption is happening.  To aid adoption, shortly after Intel’s announcement of the Grantsdale 915G chipset, we announced the word’s first and currency only DVI transformers capable of supporting our new SDVO port.  Our Sil1362 and Sil1364 are now in full production, and we have secured multiple design wins for them on both desktop and notebook platforms with HP and other leading PC OEMs.  Additionally, we continue to secure solid design wins with graphics card referenced designs, and also the larger 20 to 30 inch displays with our IPC and receiver products.

We expect our PC business to continue with the single-digit growth until OEMs move to all digital bundling of systems and displays, which we believe is likely to occur in the second half of 2005.

Under storage, the serial ATA storage front, our design win activity remains robust.  We announced a powerful new SATA port multiplier that supports incremental storage requirements for multimedia businesses, and digital media applications.

As we previously forecast to you, the non-strategic portion of our business are declining.  The overall decline in our storage business was caused by an inventory correction in fibre channel products, and a decline in storage licensing revenues from the first quarter.  We expect fiber channel revenues to decline again in the third quarter, as the market shifts to lower costs four port solutions.  In addition, our legacy parallel ATA USB 1.0 products are being designed out in next generation PC products, scheduled for release this fall.

As we announced early in the quarter, we restructured our storage team to aggressively pursue storage platforms opportunities.  Leveraging our innovative new SATA architecture, we plan to announce an exciting storage system strategy and product offerings aimed at new price performance paradigm for small to medium businesses, and the digital media market, later in the year.

And finally, moving to consumer electronics.  Our CE business continued its rapid growth rate, generating revenues of $21.2 million, and growing 73 percent over the prior quarter.  Within this, the CE product revenues grew 39 percent sequentially, and licensing revenues increased by $4.5 million over the prior quarter.  Our success in the CE market demonstrates both acceptance and demand for secure all-digital, high-bandwidth solutions with digital content delivery.

Our transmitter products experienced 20 percent growth, and our receiver products experienced 94 percent growth as our major CE manufacturers announce HDMI functionality on multiple models across their 2004 DTV product line.  Licensing interest in HDMI remains very high, and we expect HDMI to be a major source of our total licensing revenues for the next few quarters.

Second quarter CE licensing revenues were $5.3 million, reflecting a portion of Mediatek licensing agreement.  We expect CE licensing revenues to remain above $3.5 million for the third quarter.  In 2002, we saw 80 DVI with (HDCP) consumer devices entered the market.  We saw this growth to over 500 in 2003.  In HDMIs first year, over 160 HDMI devices have already entered the market.  Clearly the rate of HDMI adoption is happening much faster than projected.

While second source Silicon providers have announced products, we continue to be the only provider of HDMI Silicon in full production.  As a result of our leadership position, product array, and more limited competition than expected, we have been very successful in winning new designs.  As the majority of 2005 designs are locked in by July of 2004, we’re well positioned for success next year.  Our current design win activity spans across DVD players, set top boxes, A/V receivers, and a full range of digital TVs.

All in all, it was a very exciting quarter for our consumer electronics initiatives.

In summary, we had a great quarter.  In addition to meeting major products and partner milestones, we achieved record revenues, record pro forma profits, record orders, and strong cash generation.

As we enter Q3 with more than 80 percent visibility in backlog and strong momentum, we’re pleased with our performance and look forward to speaking to you in future quarters as our innovative licensing strategy, strong product delivery, and customer focus help propel us to new levels of success.

I’ll now turn the call over to Bob for a more detailed review of our financials.

Bob Gargus:  Thank you, David.  Let me cover the revenue segments in detail.  The DVI PC business was $10.5 million, and increased eight percent from last quarter.  The $10.5 million includes $0.1 million of licensing revenues.

Storage revenue was $11.6 million, and decreased 17 percent from the first quarter.

The decline was the net result of four factors: one, the fiber channel inventory correction resulted in a 45 percent sequential decline exceeding the 30 to 40 percent decline we expected.  Two, licensing revenues declined from $2.9 million to $1.2 million.  Three, the systems portion of the business grew from $0.2 million to $0.8 million.  And four, the Serial ATA portion of the business grew 22 percent sequentially.  We expect the combined fiber channel and parallel ATA/USB business to decline by approximately $1.5 to $2.0 million in the third quarter.

The consumer electronics business was $21.2 million, up 73 percent from the first quarter.  Approximately$ 5.3 million of the $21.2 million came from licensing.

Combined licensing and royalty revenues totaled $6.5 million, up $2.7 million from last quarter.  The $6.5 million does include revenue from one large licensing deal that was previously in deferred revenue on our Q1 balance sheet.  Recurring royalties were approximately $1.2 million.  We have repeatedly stated that the licensing revenues are inherently lumpy.  That said, our product diversification has enabled us to cover a drop in storage licensing revenues by an increase in HDMI CE licensing such that we expect third quarter licensing revenues to be in the $5 million range.  The deferred revenue associated with licenses on the balance sheet declined by approximately $3 million from the first quarter.

Our bookings and backlog remain strong with visibility in excess of 80 percent entering the third quarter.  As such, we expect third quarter total revenues to grow 5 to 10 percent sequentially.  Within this, we expect the licensing and royalty revenues to approximate $5 million for the third quarter.

The product revenue portion of our business grew 15 percent sequentially in the second quarter.  ASPs in the quarter declined by 2 to 4 percent.  From a customer concentration perspective, we had two customers and three distributors that exceeded the 5 percent threshold.  The customers were Mediatek at 10 percent, and Samsung at 9 percent.  The three distributors were Microtek at 12 percent, World Peace at 11 percent, and Weiking at 6 percent.  With that, let’s now turn to earnings for the second quarter.

First, the GAAP net income numbers.  The GAAP net loss for the quarter was $.3 million, or an earnings per share of zero cents.  There were four reconciling items between our pro forma numbers and the GAAP numbers.  These four items total $8.7 million, with the single largest one being a stock based compensation charge of $9.1 million.

The majority of this is associated with the re-pricing of options back in 2000 and 2001 that resulted in variable accounting for these option grants.  Another portion of the stock based comp is associated with pre-IPO stock option grants, and options assumed from acquisitions.  The remaining three reconciling items are the amortization of goodwill and intangibles, gain on derivative securities, and cash related patent defense costs, which combined totaled a gain of $0.4 million for the quarter.  I refer to the listener to our earnings press release, which includes a full reconciliation of the difference between the GAAP numbers and the pro forma numbers that we discuss in this call.

The rules require that if we are going to provide guidance for non-GAAP or pro forma numbers, we must provide guidance, or explain why we can not provide guidance for the GAAP equivalents.

Looking ahead, we may have four items of adjustment for the third quarter.  The first is the amortization of intangibles.  Given the acquisition of Transwarp in Q2 of 2003, we will incur amortization charges of approximately $0.4 million in this area.

The second item is the stock based compensation.  This item has two components, one that relates to the re-pricing of stock options in 2000 and 2001, and that fluctuates with our stock price.  The second relates to pre-IPO grants and stock options assumed in connection with acquisitions and grants to non-employees.  As such, there are several components of this item that can be positive or negative, and the charge is difficult to estimate.  We can state that the charge for the pre-IPO/acquisition/non-employee grants will be approximately $0.8 million for the third quarter.  The portion that varies with our stock price is one that we cannot estimate.

The third item is the gain or loss associated with our derivative securities.  The derivative securities are warrants that we received as part of a licensing transaction we made years ago with a company named Leadis.  In exchange for license technology, we received stock and warrants.  Leadis went public on June 16th, and as a result we now have a short-term investment or asset for the stock, but under FASB133 we must treat the warrants as a derivative instrument.

The derivative securities will be revalued monthly and reported through the income statement until such time as we exercise the warrants.  Once exercised, the warrants will then be marked to market with the corresponding change run through the equity section, and not to P&L.

The final item is the net gain associated with the legal settlement of the Genesis lawsuit.  This item is comprised of a one-time legal settlement fee, ongoing royalties, the payment of legal bills on our balance sheet, and any additional legal fees incurred during the quarter associated with this matter.  The timing for receiving cash is unknown, and must await final resolution in the courts.  For the remainder of my presentation, I will focus only on the pro forma financial statements that exclude these items consistent with the guidance we gave at the start of the quarter.

Pro forma net income for the first quarter was a profit of $8.4 million.  This pro forma income is a $3.7 million improvement from the actual first quarter pro forma results.  This is an improvement of $8.4 million from the year ago quarter.

The second quarter earnings per share was ten cents, and was an improvement of one penny from the June 24th revised street consensus of $.09 cents in earnings per share.  The pro forma net income of $8.4 million was 19 - excuse me, was 19.3 percent of revenue.

The operating results story comparing Q2 to Q1 is as follows:  one, increased product and licensing revenues contributed to a gross margin expansion of $5.2 million before cost changes.  Two, gross margins in total were 61.1 percent of revenue, and was down approximately 160 basis points.  The product only gross margins were 54.3 percent, down approximately 400 basis points.

The decline in product gross margins was primarily associated with a change in estimate for product margins in the disti channel.  We have a richer mix of products in the disti channel, with much of it being CE related, and this resulted in us raising our estimate of the margin in the channel that was not sold through.  The overall impact of this was an unfavorable $1.2 million that when added to the $5.2 million margin expansion from volume resulted in an overall gross margin expansion of $4 million.

Operating expenses were $18.0 million, an increase of $0.5 million from last quarter.  This was at the low end of our guidance.  And finally, our taxes declined $0.1 million quarter-to-quarter.

Gross margin guidance.  Looking at the third quarter, we anticipate that overall gross margins will be basically flat.  On the positive side, we will not duplicate the change in estimate for the disti margins, and we will have favorable product mix.  On the down side, we’ll have lower licensing revenues and some ASP pressure.  Product gross margins are projected to increase approximately 150 to 200 basis points.

Expenses - total operating expenses at $18.0 million were 41.6 percent of revenue, and were up $0.5 million from the first quarter.  They were down as a percent of revenue from last quarter’s 48.9 percent.

Looking forward, we will continue to grow our workforce, accelerate product introductions, have higher commission expenses, and expand sales and support offices.  As a result, we see operating expenses increasing in the third quarter by $0.5 to $1.5 million.

Within the $18.0 million of operating expenses, we had $11.5 million, or 26.5 percent of revenue for Q2 associated with R&D.  The actual spending in dollars increased .9 million from the first quarter.  We expect R&D expenditures to be approximately $12.5 to $13 million in the third quarter.

SG&A spending was $6.5 million, and was 15.1 percent of revenue.  This is a $0.4 million decrease from the first quarter levels.  We expect this to be basically flat in the third quarter.

Net interest income was $104,000 for the second quarter, and we would expect this to be basically flat in the third quarter.

Taxes - we have booked approximately $0.3 million in income tax liability.  For the third quarter, our estimate is approximately $0.3 million.

Now let’s turn to the balance sheet.  We ended the quarter with $66.1 million in cash and short-term investments.  This was a $16.4 million increase from the $49.7 million balance at the end of the first quarter.  We have approximately $0.9 million in debt, and we - and we ended the quarter with total assets of $122.9 million.

DSO levels improved from 49 days at the end of Q1 to 42 days at the end of Q2.  Inventory was basically flat in dollars, but the terms improved to seven X.  We gained $4.9 million as a result of a license transaction we made years ago with a company named Leadis.  In exchange for license technology we received stock and warrants.

Leadis went public on June 16th, and as a result we now have a short-term investment or asset.  The stock was valued at approximately $4.0 million based on the Leadis stock price at the market close on June 30th.

The warrants were valued at approximately $1 million.  Silicon Image is subject to a lockout agreement that provides us - or prohibits us - excuse me - from selling these shares until December, and as such we will have a mark to market asset for the stock for the remainder of the year.

A final point related to the improvement in cash and short-term investments is that we received $3.5 million from employees exercising stock options.  The remaining $8.0 million is basically from operations.  We would project DSO to be in the range of 42 to 46 days for Q3, and inventory turns to be approximately six X.

To recap the quarter, one revenue grew $7.5 million to a record $43.4 million, a 21 percent sequential increase, and a 78 percent increase over the prior year.  Two, net income was $8.4 million, and increased $3.7 million over the first quarter.  The incremental operating margin from the first quarter as a percent of the incremental revenue was 49 percent.  Our bookings and backlog remain strong, and we are entering Q3 with over 80 percent visibility.

Four, overall pro forma earnings per share was $0.10 cents, a one-cent improvement from the revised June street consensus of $0.09 cents in earnings per share.  And five, at the end of 2001, we stated our long-term goal was to improve operating margins from a negative 29 percent to a positive 20 percent.  We are very pleased to report that we have achieved an operating margin of 19.6 percent for the second quarter.  This 19.6 percent operating margin turned into a 19.3 percent net income, as mentioned earlier.

A final point is related to litigation.  We’re pleased to report that the derivative litigation that began following our November announcement that we were delaying the Q3 10-Q has been dismissed without any settlement or damages.

With that, I’d like to open the call for questions and answers.

Operator:  Thank you, sir.  Today’s question-and-answer session is held electronically.  If you would like to signal to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  Once again, that’s star one to signal to ask a question.  If you do find that your question has been answered, and would like to remove yourself from the queue at any time, feel free to do so by pressing the pound key.  We’d also like to remind our audience that if you are using a phone with a mute function, we do ask that you disengage that function to insure that your signal may reach our equipment.  Once again, that’s star one to signal, and pound to remove yourself at any time.

We’ll go first to Tristan Gerra with Soundview.

Tristan Gerra:  Good afternoon.  I wanted to know if you could provide a little bit of color on the licensing revenue outlook over the next few quarters, given that you had, you know, good momentum so far in the first half of the year, including with the Mediatek deal, if you could give us some color on what to expect for the next few quarters.

Bob Gargus:  Hi, Tristan, this is Bob.  So we gave guidance that we expect the third quarter licensing revenue to be approximately $5 million.  I would expect it to kind of hold at about that level also in the fourth quarter.

Tristan Gerra:  OK and then just a quick one.  I mean in storage, outside of the two-part solution, can you talk about the traction that you’re seeing, or the expectation of traction for the PCI to Serial ATA ports, and whether that is always going to be the sideline business, or whether that can become significant as part of your storage revenues.

Bob Gargus:  So, would you repeat your question again?  I got lost inside of there.  Sorry, Tristan.

Tristan Gerra:  It’s regarding the PCI Serial ATA storage, just wanted to get a sense of the traction for that product.

Bob Gargus:  So we mentioned in the last conference call that we had been very successful with design wins in the GrantsDale mother board sets, due for release here in Q3, particularly with our Serial ATA quad solutions and the Raid 5 software.  Nothing has changed.  We’re still expecting the Serial ATA business to grow in the third quarter.

Tristan Gerra:  OK, great.  Thank you.

Operator:  We’ll go next to Karl Motey with Wachovia Securities.

Karl Motey:  Thank you.  David, there seems to be some mixed reports out there regarding channel inventories on LCDs and digital TVs.  I was wondering if you could give us your views on what you’re seeing out there from your customers, just a general market condition in both LCD displays and digital TVs.

David Lee:  OK, in general, you know, most of our (DTV) design wins are going into production now and will be released later in the year for Christmas season and so on.  I believe that most of our design wins are happening in the largest of (DTV’s), like the projection TVs, and also plasma TVs and larger size LCDs.

So we’re not quite affected by the small size LCD TVs yet.  We don’t see design wins happening or penetrating those segments as yet.  Our primary design wins are mostly in the higher end, and that end market is affected by this.

Karl Motey:  Great, thank you.

David Lee:  OK.

Operator:  We’ll go next to Michael Bertz with Morgan Keegan.

Michael Bertz:  Yes, guys, just a couple of questions.  One, Bob, in terms of the sort of competitive landscapes you’re seeing with those Serial ATA solutions, are you still seeing the same kind of guys?  And I know (Broadcom) just announced that it got a host controller board out.  Obviously you guys are on the motherboard, are you guys going to see anything running up against them?

Bob Gargus:  So far I’d say no.

Michael Bertz:  No against (Broadcom)?

Bob Gargus:  Yes.

Michael Bertz:  OK.  Who else are you typically running into there?

Bob Gargus:  We primarily see a little bit of Marvell and PMC Sierra.  And then, obviously, the place that perhaps impacts us most is the integrated solution that Intel has built into the chipset.

Michael Bertz:  OK, for people that don’t want the four ports.  OK and then as far as the license, I know you talked about what you’re looking for, for the third and even the fourth quarter.  Is there any real change to the, sort of the recurring component of that that you’ve talked about previously?

Bob Gargus:  We had about $1.8 million that was recurring back in Q1, and it dropped to $1.2 million this quarter.

Michael Bertz:  OK.

Bob Gargus:  Within that, we had one royalty stream that was associated with the designs where the royalty rate was, let’s say at a high rate, and once they got to a certain volume then the rate dropped in half.  That was the primary reason for dropping from the $1.8 to the $1.2 this quarter.  But we would expect this to be the base and grow from here.

Michael Bertz:  OK.  So the $1.8 range you guys were at previously, we should think more about $1.2 to say $1.4 or something in that range?

Bob Gargus:  I actually expect some of our design wins with Serial ATA to start to have the royalties build up more and more over the next few quarters.  So it might be a little bit more than that, but not significantly.

Michael Bertz:  OK.  And then in terms of, you know, previously you had that amount in your deferred revenue, sort of then, what’s left in there as - after the second quarter?

Bob Gargus:  We still have $2 to $3 million in that category.

Michael Bertz:  OK and now the gross margin obviously held up pretty well.  I know you talked about a couple of things here, but can you give us a little sense of how much came from the mix shift, and how much came from ASPs, and how much of the shift there came from the increased license?

Bob Gargus:  So the - if you pull license out of it, the product piece which would, you know, have all the licensing out of it, was down 400 basis points.  And of that, the favorable mix from consumer electronics basically washed more or less with the ASP erosion.  And the real impact was the change in estimate that we did on the disti margin that was left in the channel.  That was worth $1.2 million, which is almost 400 basis points by itself.

Michael Bertz:  OK.

Bob Gargus:  The change in estimate is a one-time event, and should come back to us in future quarters as that inventory sells through.

Michael Bertz:  OK and then one last question.  As far as the third quarter goes, what typically would you seasonally see there?  And would you expect that to be more of a backend loaded quarter, you know, see more in September than the first part?

Bob Gargus:  I’ve stated repeatedly that because we’re in these adoption curves, I’m not convinced that we have the more true seasonality patterns.  So I’m not expecting Q3 to be any more back loaded than normal.  And I’m not sure what else you might have on that standpoint.  We did mention that we’re starting the quarter with over 80 percent visibility.

Michael Bertz:  Absolutely.  OK, great.  Thanks, guys.

Operator:  We’ll go next to Daniel Gelltuch with CIBC.

Daniel Gelbtuch:  Hey, guys, congratulations on a good quarter.  First of all, I’d love to get an update on what’s going on with Serial ATA spec 2.0.  Where is that holding, and when do you expect to see product out to the market?

David Lee:  OK.  Serial ATA 2 spec was released at the end of Q2.  And we announced a SATA port multiplier that implements some of these Serial ATA 2 spec, external connections and (Command queuing.  We have this, you know, five port - four port, five port multiplier that with our software you can build (J BOD) and (Raid), you know on those multimedia digital storage servers.  So we are implementing these things, and announced the product in late Q2.

Daniel Gelbtuch:  OK.  And, just switching back gears to HDMI, first of all, you guys said there was adisproportion amount of Silicon business on the receiver side, obviously those are being designed into TVs.  And my question is, what are you seeing from the set top box side?  How is that adoption rate shaping up?

David Lee:  OK.  So we indicated in the last quarter that the DVD forum formally adopted HDMI on DVI with HDCP as the only authorized digital output in Q1.  And many of you following the DVD set manufacturers have seen them integrating this - you know, either with HDMI DVI with HDCP outputs.  So we’re, you know, beginning to seeing some activities in these areas.  And the set top box already had DVI (HDCP) designed in, in many of HD set top boxes.  And we’re seeing that DVI connectors transitioning to HDMI starting in Q3 or Q4 of this year.

Daniel Gelbtuch:  OK.  And what kind of densities are you - are you going to expect to see this year?  I mean, I would assume that it would be one - it would be one receiver type densities on a TV side. When should we start seeing two and perhaps three or four in TVs?

David Lee:  We already announced the two port solutions, which will be in products by Q4.  So you will be seeing this two port solution by the end of this year.  And you’ll probably see more additional ports probably in the second half of next year.

Daniel Gelbtuch:  OK.  Well, thank you very much.

David Lee:  Thank you.

Operator:  And once again, that’s star one to signal to ask a question at this time.  We’ll go next to Jeremy Bunting with Thomas Weisel.

(Jenny See):  Hi, good evening.  This is (Jenny See) dialing in for Jeremy Bunting.  First of all, I had a question about your storage IC revenues; they were $9.6 million in the June quarter.  And you mentioned in the press release that Serial ATA IC revenues were up 22 percent sequentially.  So I was wondering what portion of the storage IC was Serial ATA related?

Bob Gargus:  Yes, it’s a little over half.

(Jenny See):  OK, all right.  And then in terms of Samsung, which was, what a 10 percent customer, what - is there businesses at 50 percent Serial ATA, or HDMI?  Or if you could sort of color me some specifics as to, you know, what portion of their revenues are related to which product revenues?

Bob Gargus:  So Samsung buys from us IPCs that are in the DVI PC arena, as well as HDMI product.

(Jenny See):  OK.  I thought they also licensed Serial ATA cores?

Bob Gargus:  We have a licensing agreement with them that we have announced, but - so we have some of their revenue, if you want, in the licensing category for storage also.

(Jenny See):  OK.  Because you say they were, like 60 percent in the PC side, or can you give me any more specifics on that?

Bob Gargus:  No.

(Jenny See):  OK.  And then, finally, my last question is related to - the CE revenue.  Is the majority HDCP on DVI?

Bob Gargus:  The majority is still DVI.  As we have mentioned, we expect the crossover point to be somewhere around the fourth quarter of this year, first quarter of next year.

(Jenny See):  OK.  All right, thank you very much.

Operator:  We are standing by with no further questions signaled at this time.  I would like to turn the conference back for any closing or additional comments.

Bob Gargus:  We’d like to thank everybody for joining us, and we look forward to talking to you again at the end of the third quarter.  And thank you very much.

Operator:  This does conclude today’s conference.  We do thank you for your participation.  You may disconnect at this time.

END